Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement of Professional Holding Corp. on Form S-8 of our report dated March 18, 2019, except Note 7, as to which the date is December 12, 2019, on the consolidated financial statements of Marquis Bancorp, Inc.

Crowe LLP
/s/ Crowe LLP

Miami, Florida

March 26, 2020